Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local Newslines, NY Times, AP, Reuters, S&P, Moodys, Dow Jones, Investor Relations Service

January 25, 2006	3:00 p.m.	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES NET INCOME UP 11% FOR FOURTH QUARTER; 38% FOR 2005

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares (NASDAQ: UBSH - News) reports net income for the fourth quarter ended December 31, 2005 of $5.9 million, up 11% from $5.3 million the same quarter in 2004. Earnings per share, on a diluted basis increased from $.60 to $.66, or 10%, over the same time period. Return on average equity for the quarter ended December 31, 2005 was 13.18%, while return on average assets for the same period was 1.29%, compared to 13.13% and 1.27%, respectively, for the same quarter a year earlier.

For the year ended December 31, 2005 net income increased 38.5% to $24.8 million from $17.9 million for the same period a year ago. Over this same period, earnings per share on a diluted basis increased 33.2% from $2.11 to $2.81. Return on average equity for the year ended December 31, 2005 was 14.49%, while return on average assets for the same period was 1.43%, compared to 12.18% and 1.19%, respectively, for the year ended December 31, 2004. Results for the first four months of 2004 do not reflect the May 1, 2004 acquisition of Guaranty Financial Corporation (“Guaranty”).

On a linked quarter basis (current quarter to most recent quarter) net income declined 14.7% from $6.88 million to $5.87 million for the quarter ended December 2005. This represents a earnings per share decrease, on a diluted basis, of $.12, or 15.4%, for the fourth quarter and is largely attributable to declines in the mortgage segment, customer fraud losses and normal growth and expansion efforts.

As a supplement to accounting practices generally accepted in the United States of America, the Company also uses certain alternate financial measures to review its operating performance. Earnings per share on a cash basis for the quarter ended December 31, 2005 was $.68 as compared to $.62 in the same period a year ago and $.80 for the third quarter of 2005. Cash basis return on average tangible equity for the quarter ended December 31, 2005 was 17.61% compared to 18.32% in the same period a year ago and 20.88% for the third quarter of 2005.

“It is a pleasure to report annual earnings results of $2.81 per share which represents a 33% increase over the prior year, said G. William Beale, Union Bankshares President. Our shareholders should be pleased with the earnings results and total shareholder return achieved in 2005. Management positioned the Company to respond favorably to rising interest rates and, both the Company and our shareholders have benefited. We anticipate that 2006 will be a challenging year as we focus on asset growth and margin retention, as well as the integration of Prosperity Bank into our banking family.”

Segment Information

Fourth quarter net income for the community banking segment was $5.9 million, an increase of $965 thousand or 19.7% from $4.9 million in the fourth quarter of 2004. This increase was driven by margin expansion of $2.5 million, or 16.3% to $17.9 million. Increased credit quality resulted in a lower provision for loan losses of $245 thousand. Other noninterest income increased $202 thousand, or 6.8%, principally as a result of increased debit card income, ATM fees and other operating income. Other noninterest expense increased $1.6 million, or 14.5%, principally as a result of increases in salaries and benefits and other operating losses that included losses related to customer fraud activity.

Fourth quarter net income for the mortgage banking segment was $7 thousand, a decrease of $388 thousand from $395 thousand in the fourth quarter of 2004. Contributing to the decline were lower production volumes from $136.3 million to $115 million, or 18.5%. Higher funding costs compared to the prior quarter a year ago also contributed to lower income. Moreover, the Washington metro area has seen a slowdown in purchase activity this quarter compared to last year’s same quarter. The mortgage segment also incurred costs during the fourth quarter to relocate to another office, as well as investments in technology to improve loan origination and reporting.

For the year ended December 31, 2005, the community bank segment net income increased $7.2 million from $16.5 million to $23.7 million. Margin expansion of $14.8 million, lower loan loss provisions of $982 thousand, increased noninterest income of $1.1 million, offset by $5.8 million increase in noninterest expenses drove the annual net income increase.

For the year ended December 31, 2005, the mortgage segment reported net income of $1.1 million, a decline of $281 thousand, or 20% from $1.4 million in 2004. Despite production volumes increasing from $496.2 million to $556.8 million, or 12.2%, unit levels increased only 1.2% on loan products that were less profitable than ones in the prior year. Due to customer demand, these less profitable loan products became a larger percentage of production volume during 2005. Additionally, a flattening yield curve has put pressure on loan sale profitability.

On a linked quarter basis, community banking segment net income decreased $449 thousand or 6.3% from $6.3 million for the quarter ended September 30, 2005 to $5.9 million for the quarter ended December 31, 2005. Margin expansion continued, increasing $329 thousand and the provision for loan losses was $156 thousand lower than the prior quarter. These improvements were offset by increased operating expenses of approximately $727 thousand, increased salaries and benefits of $426 thousand and lower non-interest income of $146 thousand, which drove the quarterly decline in income of approximately $449 thousand after tax.

On a linked quarter basis, net income for the mortgage segment during the fourth quarter of 2005 decreased to $7 thousand from $567 thousand a quarter earlier. Lower production volumes, increased funding costs and tighter profit margins were key contributors to this decline.

Net Interest Income

Net interest income on a fully tax equivalent (FTE) basis increased $2.4 million, or 14.4% to $18.6 million for the quarter as compared to the same quarter in 2004. Average earning assets increased $124.4 million, or 8.1%, funded largely by total average interest-bearing deposit growth of $110.8 million, or 10.4%. Additionally, average demand deposits contributed $26.8 million to further fund loan demand and represented an 11.5% increase over the prior year’s fourth quarter. These factors, coupled with increased yields on loans to 6.98%, from 6.12%, were partially offset by an increased cost of funds on deposits to 2.56%, from 1.97% and moved the net interest margin up by 24 basis points to 4.47%. Of the $124.4 million in average earning asset growth (primarily in the commercial and construction portfolios), approximately 21.5% was funded by noninterest-bearing deposits, positively contributing to the increased margin.

For the year ended December 31, 2005, net interest income (FTE) increased $14.1 million or 24.7% over the same period a year ago. Yields on average earning assets increased 57 basis points, or 9.6%, on growth of $207.1 million in interest earning assets. Yields on interest-bearing liabilities increased 29 basis points, or 13%, on growth of $155.2 million in interest-bearing liabilities. The remaining margin improvement was due to growth of demand deposit accounts of $49.1 million.

On a linked quarter basis net interest income (FTE) grew by $185 thousand, or 1.0% for the quarter ended December 31, 2005 from the quarter ended September 30, 2005. This translated into a six basis point decline in the net interest margin during the quarter, from 4.53% to 4.47%. This is due to cost of funds increasing by 20 basis points to 2.78% and yields on earning assets increasing by 11 basis points to 6.73%. Contributing to this margin pressure were increased volumes of certificates of deposit greater than $100 thousand as well as a lower reliance on non-interest bearing demand deposits when compared to the prior quarter.

Since June 2004, we have experienced an increase in the Federal Funds target at each Federal Reserve Board Open Market Committee (“FOMC”) meeting, benefiting the Company due to its asset sensitivity. Based upon its asset liability management modeling, management anticipates the Company’s net interest margin will moderate at current levels. In an effort to protect its improved net interest margin and reduce its interest rate sensitivity, management will continue to closely monitor its interest rate risk as the FOMC nears the anticipated end of the current tightening cycle.

Asset Quality

The Company’s asset quality remains good as reflected in the $982 thousand decrease in provision for loan losses, from $2.2 million for the year ended December 31, 2004 to $1.2 million for the year ended December 31, 2005. Contributing to the year to year decline in the provision for loan losses has been improved credit quality and the payout of a number of low credit quality loans. On a linked quarter basis, the provision for loan losses decreased $155 thousand from $430 thousand for the quarter ended September 30, 2005 to $275 thousand for the quarter ended December 31, 2005. This change is largely attributable to an increase in the specific reserve occurring during the third quarter.

Management maintains a list of loans that have a potential weakness that may need special attention. This list is used to monitor such loans and is used in the determination of the sufficiency of the Company’s allowance for loan losses. At December 31, 2005, non-performing assets totaled $11.3 million, including a single credit relationship totaling $10.8 million in loans.

The loans to this relationship are secured by real estate (two assisted living facilities and other real estate). Based on the information currently available, management has allocated $1.3 million in specific reserves to this relationship. The Company entered into a workout agreement with the borrower in March 2004. Under the terms of the agreement, the Company extended further credit secured by additional property with significant equity. The Company continues to have constructive dialogue with the borrower towards resolution of the affiliated loans; however, bankruptcy filings by some affiliates of the borrower have delayed the accomplishment of targeted actions. The Company continues to anticipate that this workout will ultimately result in a reduction of the Company’s overall exposure to the borrower.

Net charge-offs were $81 thousand for the quarter compared to $153 thousand in the same quarter last year. Net charge-offs were $440 thousand for the year ended December 31, 2005 compared to net recoveries of $671 thousand for the same period a year ago. Recoveries during the year were lower than last year as the Company completed, in 2004, the recovery of principal on a large loan charged-off in prior years. For the year ended December 31, 2005 approximately $311 thousand was collected in foregone interest on the aforementioned credit and recorded in interest income.

Noninterest Income

Noninterest income for the fourth quarter of 2005 decreased by $388 million to $5.9 million, or 6.2%, compared to the same quarter in 2004. This change was principally due to a decrease in gains on sales of mortgage loans of $586 thousand, or 18%, partially offset by an increase of $75 thousand in other service charges and an increase of $81 thousand in other operating income. Mortgage loan production for the fourth quarter of 2005 totaled $115.0 million as compared to $136.3 million in the fourth quarter of 2004. This 18.5% decrease in production and tighter pricing margins were the primary drivers of decreased gains on sales of mortgage loans. The increase in other service charges was driven primarily by $101 thousand increase in income related to debit card and ATM transactions and $43 thousand from rebates from the sale of checks. These increases were offset by a $54 thousand decline in letter of credit fees and a $42 thousand decline in brokerage commissions from our investment company.

On a linked quarter basis, noninterest income decreased $1.4 million or 19.6%. This change was principally due to decreases in gains on sales of mortgage loans of $1.3 million, or 32.1%. Decreases in other operating income and service charges on deposits represented $74 thousand and $51 thousand, respectively. Mortgage loan production decreased $57.2 million, or 33%, from the prior quarter and caused most of the decrease in the gain on sale of mortgages. Service charges on deposit accounts decreased primarily as a result of reduced overdraft and return check charges.

For the year ended December 31, 2005, noninterest income increased $2.2 million, or 9.5%, to $25.5 million. Gains on sale of mortgages, other service charges and fees and other operating income offset by service charges on deposit accounts and lower investment security gains contributed to the increase in noninterest income. Driving the increase were gains on the sale of mortgages which grew to $13 million for the year and represented a $1.1 million, or 9.6%, increase over the same period a year ago. Mortgage loan production increased 12.2%, or $60.6 million driving the increased gains on loan sales. Additionally, other service charges and fees increased $929 thousand, or 27% to $4.4 million. This increase is principally due to income received from debit cards, letters of credit, exchange fees and brokerage commissions from our investment company. Service charges on deposit accounts decreased $36 thousand, but contributed $6.8 million for the year ended December 31, 2005. Other operating income increased $197 thousand or 17.4%, including income from Johnson Mortgage Company of $92 thousand and an increase in cash surrender value of bank owned life insurance of $71 thousand.

Noninterest Expense

Noninterest expense during the fourth quarter of 2005 increased $1.5 million, or 11%, from the same quarter in the prior year. This includes an increase of $785 thousand in salaries and benefits, $128 thousand in occupancy expense, $133 thousand in furniture and equipment expense and $485 thousand in other operating expenses. The increase in salary and benefits was due to the opening of additional branches, hiring support staff, as well as compensation adjustments. Other factors contributing to this increase were increased profit sharing expenses and health insurance expense. A one-time charge of $64 thousand related to the acceleration of vesting of stock options also contributed to this increase. These increases were offset by decreases in commissions in the mortgage segment, as well as less reliance on contract labor and overtime pay. The increase in occupancy and furniture and equipment expense was also due primarily to new branch openings. Increases in other operating expenses were principally related to customer fraud losses which increased by $365 thousand. Other notable increases were directors’ fees, professional services and marketing which represented approximately $271 thousand of the increase. Offsetting this increase was $134 thousand in conversion expenses in 2004 from the acquisition of Guaranty with no additional expense in 2005.

On a linked quarter basis noninterest expense increased $679 thousand or 4.6%. Other operating expenses increased $733 thousand compared to the prior quarter. This change includes an increase in other losses of $391 thousand due principally to customer fraud activity. Marketing and advertising expense increased $166 thousand largely as a result of the media campaign that promoted our corporate shared values. Salaries and benefits decreased $155 thousand from the prior quarter principally due to declines in commissions of $490 thousand in our mortgage segment as a result of decreased mortgage loan production. This large decrease was offset by an increase in awards and incentives and higher employee replacement costs. There was also a one- time charge of $64 thousand related to the acceleration of vesting of stock options. Furniture and equipment expense, data processing and occupancy costs also increased as a result of the Company’s normal growth and expansion efforts.

For the year ended December 31, 2005, noninterest expense increased $7 million, or 13.8% from a year ago. Driving the increase were salary and benefits expenses of $4.4 million, or 15.2%. Occupancy and furniture and fixture expenses increased $720 thousand, or 21.0% and $482 thousand, or 14.0%, respectively. Lastly, other operating expenses increased $1.4 million, or 9.3%. The increase in salary and benefits is due to the opening of additional branches, hiring support staff, increased commissions in the mortgage segment related to increased loan production, as well as compensation adjustments. Other contributing factors include profit sharing expenses and health insurance expense. Occupancy and furniture and fixture expense increases correlate to additional branch openings and other operating costs associated with maintaining our branch network.

Of the $1.4 million in increased operating expenses, approximately $527 thousand resulted from increased courier services, internet activity and communication activity with customers, $465 thousand in other bank losses related primarily to customer fraud activity mentioned above, $304 thousand from media and advertising campaigns, $213 thousand related to amortizing additional core deposit intangibles related to the Guaranty acquisition, $196 thousand from increased directors’ fees as the compensation structure was modified in May 2005, $181 thousand was from increased ATM processing and placement of additional ATM machines within our existing footprint. An additional $112 thousand was due to data processing costs related to increased activity in the bankcard department. Other expense increases relate to training and seminars of $100 thousand, as well as mileage reimbursement of $75 thousand. These expenses were offset by lower data processing costs of $445 thousand and conversion charges of $326 thousand both relating to the Guaranty acquisition in 2004.

Balance Sheet

Net loans were $1.35 billion and $1.25 billion at December 31, 2005 and 2004, respectively. Current quarter to prior quarter growth totaled approximately $13 million or an increase of 1.0% predominately within the commercial real estate, commercial construction, and equity line portfolios. The rising interest rate environment has improved the Company’s yield on earning assets. Total deposits increased $24 million during the fourth quarter of 2005 to $1.46 billion and represented increased growth compared to the prior quarter. Growth of $50 million was experienced in large certificates of deposit (those greater than $100 thousand) offset by declines in money market account and savings accounts of $9.2 million and $2 million, respectively. Additionally, declines were experienced in noninterest bearing deposits of $10.8 million compared to the prior quarter.

At December 31, 2005 total assets were $1.82 billion, up 8.3%, or approximately $153 million from $1.67 billion a year earlier. Securities increased to $246.0 million compared to $233.5 million for the same period. Total assets have increased $33.0 million from $1.79 billion at September 30, 2005 to $1.82 billion at December 31, 2005. Securities increased $18.6 million from $227.4 million to $246.0 million. The Company’s capital position remains strong with an equity-to-assets ratio of 9.83%.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust (32 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Charlottesville and Fredericksburg), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia and Bank of Williamsburg (3 locations in Williamsburg and Newport News). Union Bank & Trust also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides investment advice to our clients and Mortgage Capital Investors provides a full line of mortgage products. The Bank of Williamsburg also owns a non-controlling interest in Johnson Mortgage Company, LLC. Additional information is available on our website at www.ubsh.com. The shares of Union Bankshares Corporation are traded on the NASDAQ National Market under the symbol “UBSH”.

The Company recently announced it had a signed a definitive agreement to which Union Bankshares will acquire Prosperity Bank & Trust, a nearly $130 million in assets company operating three offices in Springfield, Virginia. It is anticipated that, subject to regulatory and shareholder approvals, the transaction will close in the second quarter of 2006.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Union Bankshares Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Key Financial Data

($ in thousands)

	For the three months ended			For the twelve months ended
	December 31 2005	December 31 2004	September 30 2005	December 31 2005	December 31 2004
RESULTS OF OPERATIONS

Interest income	$27,560	$22,719	$26,437	$102,317	$80,544
Interest expense	9,443	6,985	8,517	32,967	25,652

Net interest income	18,117	15,734	17,920	69,350	54,892
Provision for loan losses	275	520	430	1,172	2,154

Net interest income after provision for loan losses	17,842	15,214	17,490	68,178	52,738
Noninterest income	5,858	6,246	7,287	25,510	23,302
Noninterest expenses	15,495	13,964	14,816	58,275	51,221

Income before income taxes	8,205	7,496	9,961	35,413	24,819
Income tax expense	2,331	2,199	3,078	10,591	6,894

Net income	5,874	5,297	6,883	24,822	17,925

Interest earned on loans (Fully Tax Equivalent)	$24,304	$19,833	$23,594	$90,456	$69,031
Interest earned on securities (FTE)	3,493	3,430	3,293	13,468	13,758
Interest earned on earning assets (FTE)	28,099	23,288	26,988	104,405	82,954
Net interest income (FTE)	18,656	16,304	18,471	71,438	57,302
Interest expense on certificates of deposits	6,193	4,405	5,473	21,032	17,260
Interest expense on interest bearing deposits	7,621	5,293	6,769	25,908	20,029
Core deposit intangible amortization	305	307	305	1,218	1,010

Net income - community banking segment	$5,867	$4,902	$6,316	$23,693	$16,515
Net income - mortgage banking segment	7	395	567	1,129	1,410

KEY PERFORMANCE RATIOS

Return on average assets (ROA)	1.29%	1.27%	1.56%	1.43%	1.19%
Return on average equity (ROE)	13.18%	13.13%	15.62%	14.49%	12.18%
Efficiency ratio	64.63%	63.53%	58.78%	61.43%	65.51%
Efficiency ratio (excluding mortgage segment)	59.96%	60.09%	54.97%	57.23%	62.24%
Net interest margin (FTE)	4.47%	4.23%	4.53%	4.46%	4.11%
Yield on earning assets (FTE)	6.73%	6.05%	6.62%	6.53%	5.96%
Cost of interest bearing liabilities (FTE)	2.78%	2.21%	2.58%	2.52%	2.23%
Noninterest Expense less Noninterest Income/ Avg Assets	2.14%	1.86%	1.72%	1.89%	1.86%

PER SHARE DATA

Net income per share - basic	$0.67	$0.61	$0.79	$2.83	$2.13
Net income per share - diluted	0.66	0.60	0.78	2.81	2.11
Cash net income per share - diluted	0.68	0.62	0.80	2.89	2.19
Cash dividends paid (semi-annual payment)	0.40	0.35	—	0.77	0.68
Book value per share	20.39	18.61	20.22	20.39	18.61
Tangible book value per share	15.86	13.96	15.65	15.86	13.96

FINANCIAL CONDITION

Assets	$1,824,958	$1,672,210	$1,791,446	$1,824,958	$1,672,210
Loans, net of unearned income	1,362,254	1,264,841	1,349,066	1,362,254	1,264,841
Earning assets	1,658,146	1,544,353	1,647,165	1,658,146	1,544,353
Goodwill	31,297	30,992	31,297	31,297	30,992
Other intangibles	8,504	9,721	8,808	8,504	9,721
Deposits	1,456,515	1,314,317	1,432,685	1,456,515	1,314,317
Stockholders’ equity	179,358	162,758	177,401	179,358	162,758
Tangible equity	139,557	122,045	137,296	139,557	122,045

AVERAGES

Assets	$1,802,400	$1,661,215	$1,755,583	$1,738,005	$1,504,857
Loans, net of unearned income	1,354,787	1,253,812	1,321,982	1,315,695	1,104,942
Loans held for sale	33,760	38,827	51,906	38,975	34,326
Securities	236,984	233,557	226,973	229,890	239,933
Earning assets	1,656,411	1,531,994	1,616,174	1,600,039	1,392,926
Deposits	1,441,394	1,303,719	1,397,943	1,376,482	1,187,338
Certificates of deposit	676,138	565,914	633,793	624,943	543,095
Interest bearing deposits	1,181,812	1,070,961	1,142,191	1,130,894	990,818
Borrowings	164,987	184,957	168,067	175,309	160,213
Interest bearing liabilities	1,346,799	1,255,918	1,310,258	1,306,203	1,151,031
Stockholders’ equity	176,789	160,547	174,792	171,221	147,166
Tangible Equity	136,834	119,361	134,531	130,882	117,759

ASSET QUALITY

Beginning balance Allowance for loan loss	$16,922	$16,017	$16,654	$16,384	$11,519
Acquired bank allowance balance 5/1		—	—	—	2,040
Plus recoveries	81	277	70	400	1,845
less chargeoffs	(162)	(430)	(232)	(840)	(1,174)
plus provision for loan loss	275	520	430	1,172	2,154

Allowance for loan losses	17,116	16,384	16,922	17,116	16,384
Allowance as % of total loans	1.26%	1.30%	1.25%	1.26%	1.30%

Nonaccrual loans	$11,255	$11,169	$11,217	$11,255	$11,169
Foreclosed properties & real estate investments	—	14	—	—	14

Total nonperforming assets	11,255	11,183	11,217	11,255	11,183
Loans past due 90 days and accruing interest	150	821	1,384	150	821

Total nonperforming assets plus 90 days	11,405	12,004	12,601	11,405	12,004
Nonperforming assets to loans plus foreclosed properties	0.83%	0.88%	0.83%	0.83%	0.88%

OTHER DATA

Market value per share at period-end	$43.10	$38.43	$41.78	$43.10	$38.43
Price to book value ratio	2.11	2.06	2.07	2.11	2.06
Price to earnings ratio	15.34	18.21	14.64	15.34	18.21
Weighted average shares outstanding, basic	8,781,945	8,720,073	8,770,071	8,761,999	8,402,791
Weighted average shares outstanding, diluted	8,883,995	8,799,961	8,861,492	8,850,049	8,482,142
Shares outstanding at end of period	8,797,325	8,744,176	8,773,136	8,797,325	8,744,176
Shares repurchased	—	—	—	—	—
Average price of repurchased shares	—	—	—	—	—
Mortgage loan originations	114,996,308	136,286,469	172,218,758	556,773,596	496,152,663
% of originations that are refinances	37.7%	32.5%	33.9%	32.2%	32.4%

End of period full time equivalent employees	589	566	575	589	566
Number of full service branches	45	43	45	45	43
Number of Bank subsidiaries	4	4	4	4	4
Number of ATMs	128	88	122	128	88

ALTERNATIVE PERFORMANCE MEASURES

Net income	$5,874	$5,297	$6,883	$24,822	$17,925
Plus amortization of core deposit intangibles, net of tax	198	200	198	792	657

Cash basis operating earnings (1)	6,072	5,497	7,081	25,614	18,582

Weighted average shares outstanding, diluted	8,883,995	8,799,961	8,861,492	8,850,049	8,482,142

Average assets	1,802,400	1,661,215	1,755,583	1,738,005	1,504,857
Less goodwill (average)	(31,297)	(31,309)	(31,297)	(31,227)	(21,039)
Less core deposit intangibles (average)	(8,658)	(9,877)	(8,964)	(9,112)	(8,368)

Average tangible assets (1)	1,762,445	1,620,029	1,715,322	1,697,666	1,475,450

Average equity	176,789	160,547	174,792	171,221	147,166
Less goodwill (average)	(31,297)	(31,309)	(31,297)	(31,227)	(21,039)
Less core deposit intangibles (average)	(8,658)	(9,877)	(8,964)	(9,112)	(8,368)

Average tangible equity (1)	136,834	119,361	134,531	130,882	117,759

Cash basis EPS fully diluted (1)	$0.68	$0.62	$0.80	$2.89	$2.19
Cash basis return on average tangible assets (1)	1.37%	1.35%	1.64%	1.51%	1.26%
Cash basis return on average tangible equity (1)	17.61%	18.32%	20.88%	19.57%	15.78%

(1)	As a supplement to Generally Accepted Accounting Principles (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share information)

	December 31,
	2005	2004
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents:
Cash and due from banks	47,731	29,920
Interest-bearing deposits in other banks	578	523
Money market investments	94	130
Other interest-bearing deposits	2,598	2,598
Federal funds sold	18,537	73

Total cash and cash equivalents	69,538	33,244

Securities available for sale, at fair value	246,017	233,467

Loans held for sale	28,068	42,668

Loans, net of unearned income	1,362,254	1,264,841
Less allowance for loan losses	17,116	16,384

Net loans	1,345,138	1,248,457

Bank premises and equipment, net	45,332	40,945
Other real estate owned	—	14
Core deposit intangibles, net	8,504	9,721
Goodwill	31,297	30,992
Other assets	51,064	32,702

Total assets	1,824,958	1,672,210

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing demand deposits	258,085	230,055
Interest-bearing deposits:
NOW accounts	197,888	195,309
Money market accounts	178,346	197,617
Savings accounts	117,046	117,851
Time deposits of $100,000 and over	333,709	209,929
Other time deposits	371,441	363,556

Total interest-bearing deposits	1,198,430	1,084,262

Total deposits	1,456,515	1,314,317

Securities sold under agreements to repurchase	60,828	45,024
Other short-term borrowings	42,600	24,514
Trust preferred capital notes	23,196	23,196
Long-term borrowings	47,000	90,271
Other liabilities	15,461	12,130

Total liabilities	1,645,600	1,509,452

Commitments and contingencies

Stockholders’ equity:
Common stock, $2 par value. Authorized 24,000,000 shares; issued and outstanding, 8,797,325 and 8,744,176 shares, respectively	17,595	17,488
Surplus	35,426	33,716
Retained earnings	124,531	106,460
Accumulated other comprehensive income	1,806	5,094

Total stockholders’ equity	179,358	162,758

Total liabilities and stockholders’ equity	1,824,958	1,672,210

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Interest and dividend income :
Interest and fees on loans	$24,261	$19,774	$90,355	$68,738
Interest on Federal funds sold	270	1	349	102
Interest on interest-bearing deposits in other banks	6	12	49	29
Interest on money market investments	1	1	2	1
Interest on other interest-bearing deposits	25	12	81	33
Interest and dividends on securities:
Taxable	2,079	1,971	7,791	7,709
Nontaxable	918	948	3,690	3,932

Total interest and dividend income	27,560	22,719	102,317	80,544

Interest expense:
Interest on deposits	7,621	5,294	25,908	20,029
Interest on Federal funds purchased	—	55	171	146
Interest on short-term borrowings	724	168	1,842	551
Interest on long-term borrowings	1,098	1,468	5,046	4,926

Total interest expense	9,443	6,985	32,967	25,652

Net interest income	18,117	15,734	69,350	54,892

Provision for loan losses	275	520	1,172	2,154

Net interest income after provision for loan losses	17,842	15,214	68,178	52,738

Noninterest income:
Service charges on deposit accounts	1,719	1,724	6,790	6,826
Other service charges, commissions and fees	1,133	1,057	4,360	3,431
Gains on securities transactions, net	3	2	26	49
Gains on sales of loans	2,715	3,301	12,973	11,836
Gains on sales of other real estate owned and bank premises, net	(5)	(50)	33	29
Other operating income	293	212	1,328	1,131

Total noninterest income	5,858	6,246	25,510	23,302

Noninterest expenses:
Salaries and benefits	8,617	7,832	33,556	29,128
Occupancy expenses	1,096	968	4,148	3,427
Furniture and equipment expenses	1,060	927	3,927	3,444
Other operating expenses	4,722	4,237	16,644	15,222

Total noninterest expense	15,495	13,964	58,275	51,221

Income before income taxes	8,205	7,496	35,413	24,819
Income tax expense	2,331	2,199	10,591	6,894

Net income	$5,874	$5,297	$24,822	$17,925

Basic net income per share	$.67	$.61	$2.83	$2.13
Diluted net income per share	$.66	$.60	$2.81	$2.11

	Union Bankshares Corporation AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)
	For the three months ended December 31, 2006
	2005			2004			2003
	Average Balance	Interest Income/ Expense	Yield/ Rate(3)	Average Balance	Interest Income/ Expense	Yield/ Rate (3)	Average Balance	Interest Income/ Expense	Yield/ Rate (3)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$161,831	$2,080	5.10%	$157,511	$1,970	4.98%	$155,544	$1,969	5.02%
Tax-exempt(1)	75,153	1,413	7.46%	76,046	1,460	7.64%	82,774	1,573	7.54%

Total securities	236,984	3,493	5.85%	233,557	3,430	5.84%	238,318	3,542	5.90%
Loans, net (1) (2)	1,354,787	23,821	6.98%	1,253,812	19,298	6.12%	852,803	13,393	6.23%
Loans held for sale	33,760	483	5.68%	38,827	535	5.48%	28,596	397	5.51%
Federal funds sold	27,529	270	3.89%	497	1	0.80%	27,653	65	0.93%
Money market investments	52	1	3.77%	103	—	0.00%	110	—	0.00%
Interest-bearing deposits in other banks	701	6	3.43%	2,600	12	1.84%	2,042	5	0.97%
Other interest-bearing deposits	2,598	25	3.84%	2,598	12	1.84%	—	—

Total earning assets	1,656,411	28,099	6.73%	1,531,994	23,288	6.05%	1,149,522	17,402	6.01%
Allowance for loan losses	(17,028)			(16,273)			(11,286)
Total non-earning assets	163,017			145,494			83,024

Total assets	$1,802,400			$1,661,215			$1,221,260

Liabilities & Stockholders’ Equity:
Interest-bearing deposits:
Checking	$199,621	189	0.38%	$194,485	134	0.27%	$145,693	113	0.31%
Money market savings	187,683	968	2.05%	191,664	549	1.14%	102,049	226	0.88%
Regular savings	118,370	271	0.91%	118,898	205	0.69%	93,403	163	0.69%
Certificates of deposit:
$100,000 and over	304,616	2,998	3.90%	200,792	1,692	3.35%	171,591	1,597	3.69%
Under $100,000	371,522	3,195	3.41%	365,122	2,713	2.96%	328,340	2,744	3.32%

Total interest-bearing deposits	1,181,812	7,621	2.56%	1,070,961	5,293	1.97%	841,076	4,843	2.28%
Other borrowings	164,987	1,822	4.38%	184,957	1,691	3.64%	103,315	1,008	3.87%

Total interest-bearing liabilities	1,346,799	9,443	2.78%	1,255,918	6,984	2.21%	944,391	5,851	2.46%

Noninterest bearing liabilities:
Demand deposits	259,582			232,758			152,445
Other liabilities	19,230			11,992			8,332

Total liabilities	1,625,611			1,500,668			1,105,168
Stockholders’ equity	176,789			160,547			116,092

Total liabilities and stockholders’ equity	$1,802,400			$1,661,215			$1,221,260

Net interest income		$18,656			$16,304			$11,551

Interest rate spread			3.95%			3.84%			3.55%
Interest expense as a percent of average earning assets			2.26%			1.81%			2.02%
Net interest margin			4.47%			4.23%			3.99%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%
(2)	Collection of $79 thousand in foregone interest on a previously charged off credit has been excluded. Nonaccrual loans have been included in the balance.
(3)	Annualized

	Union Bankshares Corporation AVERAGE BALANCES(4), INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)
	For the years ended December 31,
	2005			2004			2003
	Average Balance	Interest Income/ Expense	Yield/ Rate (3)	Average Balance	Interest Income/ Expense	Yield/ Rate (3)	Average Balance	Interest Income/ Expense	Yield/ Rate (3)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$154,954	$7,791	5.03%	$159,709	$7,709	4.83%	$168,022	$8,171	4.86%
Tax-exempt(2)	74,936	5,677	7.58%	80,224	6,049	7.54%	85,506	6,594	7.71%

Total securities	229,890	13,468	5.86%	239,933	13,758	5.73%	253,528	14,765	5.82%
Loans, net (1) (2)	1,315,695	88,089	6.70%	1,104,942	67,114	6.07%	789,934	52,266	6.62%
Loans held for sale	38,975	2,367	6.07%	34,326	1,917	5.58%	45,890	2,351	5.12%
Federal funds sold	11,143	349	3.13%	8,090	102	1.26%	16,241	138	0.85%
Money market investments	73	2	2.79%	101	1	0.99%	1,913	22	1.15%
Interest-bearing deposits in other banks	1,665	49	2.92%	3,645	29	0.80%	2,137	22	1.03%
Other interest-bearing deposits	2,598	81	3.13%	1,889	33	1.75%	—	—

Total earning assets	1,600,039	104,405	6.53%	1,392,926	82,954	5.96%	1,109,643	69,564	6.27%

Allowance for loan losses	(16,687)			(14,167)			(10,279)
Total non-earning assets	154,653			126,098			78,293

Total assets	$1,738,005			$1,504,857			$1,177,657

Liabilities & Stockholders’ Equity:
Interest-bearing deposits:
Checking	$198,969	704	0.35%	$175,659	488	0.28%	$136,621	567	0.42%
Money market savings	187,673	3,174	1.69%	159,111	1,555	0.98%	97,368	967	0.99%
Regular savings	119,309	998	0.84%	112,953	726	0.64%	90,208	746	0.83%
Certificates of deposit:
$100,000 and over	259,185	9,427	3.64%	190,506	6,582	3.46%	163,330	6,277	3.84%
Under $100,000	365,758	11,605	3.17%	352,589	10,678	3.03%	322,111	11,316	3.51%

Total interest-bearing deposits	1,130,894	25,908	2.29%	990,818	20,029	2.02%	809,638	19,873	2.45%
Other borrowings	175,309	7,059	4.03%	160,213	5,623	3.51%	103,866	4,032	3.88%

Total interest-bearing liabilities	1,306,203	32,967	2.52%	1,151,031	25,652	2.23%	913,504	23,905	2.62%

Noninterest bearing liabilities:
Demand deposits	245,587			196,520			140,526
Other liabilities	14,994			10,140			11,614

Total liabilities	1,566,784			1,357,691			1,065,644
Stockholders’ equity	171,221			147,166			112,013

Total liabilities and stockholders’ equity	$1,738,005			$1,504,857			$1,177,657

Net interest income		$71,438			$57,302			$45,659

Interest rate spread			4.00%			3.73%			3.65%
Interest expense as a percent of average earning assets			2.06%			1.84%			2.15%
Net interest margin			4.46%			4.11%			4.11%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%
(2)	Collection of $311 thousand in foregone interest on a previously charged off credit has been excluded. Nonaccrual loans have been included in the balance.
(3)	Annualized
(4)	Includes Guaranty from acquisition date of 5/1/2004